Exhibit (d)(2)

American Century Strategic Asset Allocations, Inc.

AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 26th day of July, 2013, by and between AMERICAN CENTURY STRATEGIC ASSET ALLOCATIONS, INC., a Maryland corporation (hereinafter called the “Corporation”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

WHEREAS, the Corporation and the Investment Manager are parties to a certain Management Agreement effective as of July 16, 2010 (“Agreement”); and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of a duly established new R6 class of shares for three series and to amend the fee schedule for the Strategic Asset Allocation: Aggressive Fund.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.     Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and inserting in lieu therefor the Schedule A attached hereto.

2.     Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.     Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

American Century Investment Management, Inc.	American Century Strategic Asset Allocations, Inc.

/s/ Otis H. Cowan	/s/ Charles A. Etherington
Otis H. Cowan Vice President	Charles A. Etherington Senior Vice President

American Century Strategic Asset Allocations, Inc.

Schedule A

Fee Schedules

		Fee Schedule by Class
Series	Investment Strategy Assets	Investor	Institutional	A	B	C	R	R6
Strategic Allocation:	First $500 million	1.000%	0.800%	1.000%	1.000%	1.000%	1.000%	0.650%
Conservative Fund	Next $500 million	0.950%	0.750%	0.950%	0.950%	0.950%	0.950%	0.600%
	Next $2 billion	0.900%	0.700%	0.900%	0.900%	0.900%	0.900%	0.550%
	Next $2 billion	0.850%	0.650%	0.850%	0.850%	0.850%	0.850%	0.500%
	Over $5 billion	0.800%	0.600%	0.800%	0.800%	0.800%	0.800%	0.450%
Strategic Allocation:	First $1 billion	1.100%	0.900%	1.100%	1.100%	1.100%	1.100%	0.750%
Moderate Fund	Next $2 billion	1.000%	0.800%	1.000%	1.000%	1.000%	1.000%	0.650%
	Next $2 billion	0.950%	0.750%	0.950%	0.950%	0.950%	0.950%	0.600%
	Over $5 billion	0.900%	0.700%	0.900%	0.900%	0.900%	0.900%	0.550%
Strategic Allocation:	First $1 billion	1.200%	1.000%	1.200%	1.200%	1.200%	1.200%	0.850%
Aggressive Fund	Next $1 billion	1.050%	0.850%	1.050%	1.050%	1.050%	1.050%	0.700%
	Next $1 billion	1.000%	0.800%	1.000%	1.000%	1.000%	1.000%	0.650%
	Next $2 billion	0.950%	0.750%	0.950%	0.950%	0.950%	0.950%	0.600%
	Over $5 billion	0.900%	0.700%	0.900%	0.900%	0.900%	0.900%	0.550%